FOR IMMEDIATE RELEASE
               April 23, 1997


NORFOLK SOUTHERN POSTS RECORD OPERATING REVENUES
AND STRONG FIRST-QUARTER EARNINGS


NEW YORK, N.Y.   Norfolk Southern Corporation's first-quarter net
income was $177.5 million before, and $127.8 million after, a one-time charge of $77.2 million ($49.7 million after tax) to write off the costs of establishing and maintaining a $13 billion credit facility related to its tender offer for all shares of Conrail. Earnings per share were $1.42 before, and $1.02 after, the charge. Following NS' agreement with CSX Corporation concerning the joint acquisition of Conrail, NS has terminated all but $1.65 billion of that credit facility. Excluding the one-time charge, net income and earnings per share both set first-quarter records.

     Railway operating revenues for the first quarter were $1.05 billion, up 3 percent from 1996 and an all-time record for any quarter. Motor carrier operating revenues also increased by 3 percent to $203.7 million. Total transportation operating revenues set a first-quarter record of $1.25 billion, up 3 percent from 1996.

     "Our solid first-quarter performance in the midst of our intensive effort to achieve balanced rail restructuring in the East is especially gratifying," said David R. Goode, chairman, president and chief executive officer. "Traffic and revenue gains were broad-based, with increases in every industry group except agriculture. Aside from unusual items, this was the seventeenth consecutive quarter of year-to-year improvement in earnings per share."

     First-quarter railway operating expenses of $764.5 million were 1 percent higher than 1996. Motor carrier operating expenses of $199.6 million were about even. Total transportation operating expenses of $964.1 million were up 1 percent.

     Income from operations of $285.6 million, up 9 percent, and railway operating income of $281.5 million, up 7 percent, both were first-quarter records.

     Norfolk Southern also set a new first-quarter record railway operating ratio of 73.1 compared to 74.2 last year. The railway operating ratio is the percentage of revenues that go into operating the railroad.

                              # # #

Media Contact: Robert Fort, Norfolk, 757/629-2710
               World Wide Web site   http://www.nscorp.com

             [Qualified by reference to Exhibit 99.2]

         Norfolk Southern Corporation and Subsidiaries
      Financial Highlights First Quarter 1997 (See Note A)
                          (Unaudited)
             ($ millions except per share amounts)
                                                        Percent
                                  First Quarter         Change
                             ---------------------    Favorable
                                1997         1996   (Unfavorable)
                             ---------   ---------  -------------
Total Transportation
 Operating Revenues           $1,249.7    $1,215.0         3%

Total Transportation
 Operating Expenses              964.1       954.0        (1%)

Income from Operations           285.6       261.0         9%

Nonoperating Income (Expense)
  (Note B)                        (9.9)        5.8         --

Net Income (Note B)           $  177.5    $  168.1         6%

Earnings per Share (Note B)   $    1.42    $   1.31        8%

Railway Operating Ratio (%)       73.1        74.2

Notes:
(A) NS wishes to furnish financial information comparable with that reported in other periods and to highlight the information on which the accompanying press release draws.
    Accordingly, as more particularly detailed in any notes hereto, and in the accompanying press release, these Financial Highlights may not reflect the effects of certain unusual or infrequent transactions, or changes in accounting, that significantly affect net income and earnings per share as reported in the financial statements.

    Financial Highlights are provided solely to complement the content of the accompanying press release.

(B) Nonoperating income (expense) excludes a one-time charge of $77.2 million, $49.7 million after-tax, or $0.40 per share, for costs incurred to establish and maintain a $13 billion credit facility to acquire all of Conrail.
    As a result of the agreement with CSX concerning the division of Conrail, all but $1.65 billion of that facility has been terminated. Including the credit facility charge, net income was $127.8 million, 24 percent below 1996, and earnings per share were $1.02, 22 percent below 1996.
